Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals Announces New Strategic Initiatives

Company Leases State-of-the-Art Manufacturing Facility for AA4500;

Initiates Sales Force Expansion;

Mutually Terminates Testim® Co-Promotion Agreement;

Revises 2006 Guidance

MALVERN, PA (September 5, 2006) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) today announced two strategic initiatives relating to the commercial development of AA4500, its injectable enzyme product, and Testim® 1%, Auxilium’s marketed topical testosterone replacement gel. Specifically, the Company leased an existing biologics manufacturing facility for the production of AA4500 and, to support the growth of Testim, initiated an expansion of its sales force to approximately 150 territories. The Company also announced that it mutually agreed with Oscient Pharmaceuticals Corp. to terminate the Testim co-promotion agreement.

“Because of AA4500’s potential to be the first, non-surgical, biologic treatment option for patients with several life-impacting conditions and the key role we expect AA4500 to play in our future growth, we concluded that controlling the majority of the manufacturing of the active ingredient in AA4500 will be a strategic advantage,” said Mr. Armando Anido, Auxilium’s Chief Executive Officer. “As the manufacturing facility already contains most of the equipment necessary to produce AA4500, we believe that the required modifications can be completed in time to include the facility in our initial Biologics License Application for the treatment of Dupuytren’s Contracture in 2007.”

Auxilium is developing AA4500 for the treatment of Dupuytren’s Contracture, Peyronie’s Disease and Frozen Shoulder Syndrome. The Company plans to initiate a final Phase III pivotal trial for the treatment of Dupuytren’s Contracture and a Phase IIb dose optimization study for the treatment of Peyronie’s Disease later this year.

The facility contains fermentation and purification equipment for the production of AA4500, laboratories for in-process and final product release testing, as well as development laboratories that Auxilium believes will be useful in research and development activities related to the life cycle management of AA4500 and other potential product candidates. The lease will become effective upon the closing of the sale of the facility to a third party real estate investment company, which is expected to occur in the third quarter. The facility is located in a suburb of Philadelphia, near the Company’s current headquarters.

As part of the strategic initiative to control the commercial development of Testim, the Company intends to increase its sales force coverage from the current 94 territories to approximately 150 territories and has mutually agreed with Oscient Pharmaceuticals Corp. to terminate the co-promotion partnership for Testim effective August 31, 2006. Auxilium will pay Oscient $1.8 million for the early termination.

“We believe that expanding our own sales force with employees consistently dedicated to Testim throughout the entire year will allow us to fully control our promotional efforts and build upon our excellent track record of growth for this product,” Mr. Anido commented.

As a result of these strategic initiatives Auxilium has updated its guidance for 2006 as follows:

•	Research and development (R&D) expenditures are now expected to be in the range of $38 million to $42 million, rather than the previously disclosed range of $33 million to $37 million, primarily as a result of the lease, operational costs and start-up costs associated with the manufacturing facility.

•	Selling, General and Administrative (SG&A) expenses are now anticipated to be between $59 million to $61 million, versus the previous estimate of $56 million to $58 million. The increase primarily reflects the impact of the termination payment to Oscient and the net effect of costs relating to the planned increase in our sales representatives and decreasing costs paid to Oscient for their efforts.

“In light of the anticipated increase in R&D and SG&A expenses, we estimate that our full-year 2006 loss will range from $48 million to $51 million compared to our former guidance of $40 million to $43 million,” said Jim Fickenscher, Auxilium’s Chief Financial Officer. “Our guidance for total revenues of $64 million to $68 million is not affected by these transactions.”

“We believe these new initiatives will improve our position to capitalize on the substantial growth opportunities ahead of us, and emphasize our commitment to unlocking the full commercial potential of our current and future products,” Mr. Anido commented.

Conference Call

Auxilium will hold a conference call today, September 5, at 11:00 a.m. Eastern Time, to discuss these strategic developments and the Company’s financial guidance for 2006. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until September 12, 2006.

Conference call details:
Date:	September 5, 2006
Time:	11:00 a.m. ET
Dial-in (U.S.):	800-289-0726
Dial-in (International):	913-981-5545
Web cast:	http://www.auxilium.com

To access an audio replay of the call:
Access number (U.S.):	888-203-1112
Access number (International):	719-457-0820
Conference ID#:	4567940

About Dupuytren’s Contracture

Dupuytren’s Contracture is a disease of the connective tissue that lies beneath the skin of the palm of the hand and causes this tissue to thicken and contract. As the disease progresses, the patient’s ability to straighten affected fingers is lost, and the functionality of the hand is severely impaired. The incidence of Dupuytren’s Contracture is highest in male Caucasians, historically those of Northern European descent. Most cases of Dupuytren’s Contracture occur in patients 50 years or older.1

The most frequently affected parts of the hand associated with Dupuytren’s Contracture are the joints called the Metacarpal Phalangeal Joint, or MP joint, which is the joint closest to the palm of the hand and the Proximal Intra-Phalangeal Joint, or the PIP joint, which is the middle joint in the finger. The little finger and ring finger are most frequently involved.

About Peyronie’s Disease

Peyronie’s Disease is characterized by the formation of a scar or hard plaque in the shaft of the penis that causes curvature, and distortion, of the penis while erect. The incidence of Peyronie’s Disease has been estimated to be approximately 1-3% of men. It is believed that prevalence may be higher because of reluctance to seek medical attention for the condition and failure to report in cases with mild symptoms. Peyronie’s Disease is most common in men between the ages of 45 and 60.2

About Frozen Shoulder Syndrome

Frozen shoulder syndrome is a disorder of diminished shoulder motion, characterized by restriction in both active and passive range of motion of the shoulder joint. It is estimated that 3% of people develop frozen shoulder syndrome over their lifetime and that women tend to be affected more frequently than men. The literature indicates that frozen shoulder usually affects patients aged 40-70 years. A higher incidence of frozen shoulder exists among patients with diabetes (10-20%) compared to the general population (2-5%). Incidence among patients with insulin-dependent diabetes is even higher (36%), with an increased frequency of bilateral shoulder involvement.3-5

[1]	Badalamente, M. A., Hurst, L. C. et al., Collagen as a Clinical Target: Nonoperative Treatment of Dupuytren’s Disease, The Journal of Hand Surgery, (2002; 27A:788-798)
[2]	Gholami, S. S., Gonzalez-Cadavid, N. F. et al., Peyronie’s Disease: A Review, The Journal of Urology, (April 2003; vol. 169:1234-1241)
[3]	Galarraga B. Adhesive capsulitis of the shoulder. CPD Rheum. 2002; 3:54-58.
[4]	Dahan THM, Roy A, Fortin L and Dahan B. Adhesive capsulitis. eMedicine. 2005 http://www.emedicine.com/pmr/topic8.htm#section~author_information
[5]	Gilliland B. Periarticular disorders of the extremities. In Braunwald E, Fauci AS, Kasper DL, Hauser SL, Longo DL and Jameson JL (ed): Harrison’s Principles of Internal Medicine 15th Edition. New York, McGraw-Hill, 2001 pp 2017-2018.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on developing and marketing products for urology, sexual health and other indications within specialty markets. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 130-person sales and marketing team. Auxilium has five projects in clinical development. Auxilium believes that AA4500, an injectable enzyme, has completed Phase II of development for the treatment of Dupuytren’s Contracture and is in Phase II of development for the treatment of Peyronie’s Disease and Frozen Shoulder Syndrome (Adhesive Capsulitis). Auxilium has begun its pivotal Phase III trial for TestoFilm™, its testosterone replacement transmucosal film product candidate for the treatment of hypogonadism (previously referred to as AA2600). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in Phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system, and options to all indications using AA4500 for non-topical formulations. For additional information, visit http://www.auxilium.com.

Safe Harbor Statement

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the closing of the sale of the facility, the use of the biologics manufacturing facility in research and development activities, the costs associated with and the timing of any facility modifications, the transfer of knowledge from the Company’s third-party contract manufacturer to the Company’s manufacturing personnel, the Company’s ability to manufacture its commercial requirements of AA4500, the planned expansion of the Company’s sales force and the timing, costs and effects of such expansion, the timing for the commencement of various clinical trials for Auxilium’s product candidates, including AA4500, during 2006, if at all, the costs the Company will incur related to manufacture of AA4500, forecasted 2006 R&D expenditures, forecasted 2006 SG&A expenses, forecasted 2006 loss, forecasted 2006 revenues and other previously disclosed financial guidance. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, financial guidance and other statements containing the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 under the heading “Risk Factors”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations - SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

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